Contact:
Yuhe International, Inc.	CCG Investor Relations Inc.
Mr. Zhentao Gao, CEO	Mr. Crocker Coulson, President
Phone: +86-536-7363-688	Phone: +1-646-213-1915 (New York)
Email: yuhe7363688@163.com	Email: crocker.coulson@ccgir.com
www.yuhepoultry.com	Graham Reed, Financial Writer
Phone: +1-646-213-1907
Email: graham.reed@ccgir.com
www.ccgirasia.com

Yuhe International, Inc. Reports Strong Fourth Quarter
and Fiscal Year 2008 Results

•      FY 2008 revenue climbed 56.9% year- over- year to $34.6 million
•      FY 2008 net income was $10.5 million or $0.73 per diluted share

Weifang, Shandong Province, P.R.C. March 31, 2009 – Yuhe International, Inc. (OTC BB: YUII) (“Yuhe” or the “Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China, “PRC”, today announced strong financial results for the fourth quarter and fiscal year ended December 31, 2008.

Yuhe’s reported financial statements represent the consolidated results of Weifang Yuhe Poultry Co. Ltd., “PRC Yuhe”, and Weifang Taihong Feed Co. Ltd. ,“Taihong”, the Company’s two operating subsidiaries, from October 1, 2008 to December 31 2008. For comparative purposes, the Company has provided a pro forma consolidated statement of operations of PRC Yuhe and Taihong for the three months ended December 31, 2007 as well as the twelve months ended December 31, 2007 and 2008. These pro forma results are presented in Tables 4 and 5 below because the Company considers them useful for investors as more indicative of the underlying performance of the business as currently constituted for the periods presented.

Fourth Quarter 2008 Highlights

•	Revenue for the quarter was $18.3 million, up 212.4% compared to pro forma revenue from the fourth quarter of 2007

•	Gross profit for the quarter was $8.5 million, up 448.7% from pro forma gross profit for the same period of 2007

•	Operating income was $6.4 million, an increase of 377.2% compared to pro forma operating income in 2007

•	Net income was $7.7 million, or $0.49 per basic and fully diluted share, up 782.4% from pro forma net income of $0.9 million, or $0.10 per basic and fully diluted share for the same period in 2007

•	Signed lease agreement with Shandong Nongbiao Purina Feed Co., Ltd.

Full Year 2008 Highlights

•	Pro forma revenue was $36.1 million, up 63.6% compared to pro forma revenue of $22.1 million in 2007

•	Pro forma gross profit was $13.2 million, up 54.1% from pro forma gross profit of $8.6 million in 2007

•	Pro forma operating income was $10.1 million, an increase of 41.2% compared to pro forma operating income of $7.1 million in 2007

•	Pro forma net income was $10.7 million, $0.73 fully diluted share, up 81.2% from pro forma net income of $5.9 million or $0.68 per basic and fully diluted share in 2007

•	Added four new breeder farms

“We are extremely pleased with our fourth quarter top line and bottom line performance which allowed us to surpass our make good provision of $28 million in revenues and $9 million in net income,” commented Mr. Gao, Chief Executive Officer of Yuhe International, Inc. “2008 was a rewarding and successful year for us. We successfully expanded from 10 to 13 breeder farms, allowing us to significantly increase our scale of production and produce particularly strong results in our fourth quarter. In addition, we strengthened our position in the highly fragmented broiler industry; Yuhe’s sales now accounts for 3% of the total day old broiler market in China.”

Fourth Quarter 2008 Results

Total reported revenue for the fourth quarter of 2008 equaled $18.3 million, up 212.4% from $5.8 million in pro forma revenue for the three month period ended December 31, 2007. The increase was mainly driven by the increase in sales volume which increased from 14.4 million day old broilers in the fourth quarter 2007 to 36.1 million in the fourth quarter of 2008. Sales of retired parent breeders accounted for $2.2 million in revenue in the fourth quarter of 2008.

Gross profit increased 448.7% to $8.5 million in the fourth quarter of 2008, compared to $1.5 million in pro forma gross profit the prior year period. Gross margin was 46.3% compared to pro forma gross margin of 26.3% during the same period in 2007. The increase in gross margin was due largely to the increase in sales volume and lower unit cost per day-old broiler, which was 1.72 RMB for the fourth quarter of 2008, compared to 2.48 RMB for the fourth quarter of 2007.

Selling, general and administrative expenses for the fourth quarter of 2008 were $1.2 million, up 498.7% compared to pro forma operating expenses of $0.2 million for the fourth quarter of 2007. Selling expenses were $0.1 million, compared to $50,000 million in the same period of 2007. The significant increase in selling expenses was primarily due to expansion of the Company’s business during the fourth quarter of 2008. Administrative expenses were $1.0 million in the three months ended December 31, 2008, up from $0.1 million in the same period of 2007. The increase in administrative expenses was mainly attributable to increased staffing and expenses associated with being a public company.

Operating income for the fourth quarter of 2008 totaled $6.4 million, an increase of 377.2% compared to pro forma operating income of $1.3 million for the same period in 2007. Operating margin was 35.1%, compared to pro forma operating margin of 23.0% in the fourth quarter of 2007.

Other income for the fourth quarter of 2008 was $0.6 million, up from other expenses of $0.4 million in the same period in 2007. This was due to a recovery of bad debt of $1.0 million versus bad debt expense of $0.2 million in the same period prior year.

Net income for the three months ended December 31, 2008 was $7.7 million, or $0.48 per diluted share, up 782.4% compared with pro forma net income of $0.9 million, or $0.10 per basic and fully diluted share, for the same period last year. For the fourth quarter of 2008 there were 15,933,992 million fully diluted weighted shares outstanding versus 8,626,318 million fully diluted weighted shares outstanding in the prior year period.

Full Year 2008 Results

For the twelve months ended December 31, 2008, Yuhe reported net revenues of $34.6 million. Pro forma net revenues for the period were $36.1 million, up 63.6% from pro forma net revenues of $22.1 million in 2007. Gross profit was $13.1 million. Pro forma gross profit for 2008 was $13.2 million, up 54.1% from pro forma gross profit of $8.6 million the prior year. Gross margin was 37.7%, while pro forma gross margin for 2008 was 36.6%, down slightly from pro forma gross margin of 38.8% in 2007. Reported operating income was $10.1 million. Pro forma operating income for 2008 was $10.1 million, up 41.2% from $7.1 million in pro forma operating income for 2007. Operating margin was 29.1%. Pro forma operating margin for 2008 was 27.9%, compared to pro forma operating margin of 32.4% for 2007. Net income reported for 2008 was $10.5 million, or $0.73 per fully diluted share. Pro forma net income was $10.7 million, or $0.74 per fully diluted share, compared to pro forma net income of $5.9 million, or $0.68 per fully diluted share, in 2007. For the twelve months ended December 31, 2008, there were 14.5 million fully diluted weighted shares outstanding versus 8.6 million fully diluted weighted shares outstanding in prior year.

Financial Condition

As of December 31, 2008, the Company had $13.4 million in cash and cash equivalents, up from $1.1 million at December 31, 2007. Working capital was $14.0 million and the Company had a current ratio of 2.3. Shareholders equity stood at $41.6 million compared with $2.0 million at the end of 2007.

Cash flow used in operating activities for 2008 was $1.8 million and was primarily used to fund higher inventory and for the purchase of breeder stocks. The company had capital expenditures of $13.9 million in 2008 primarily for upgrading and expanding its facilities.

Business Outlook

For the fiscal year 2009, Yuhe International, Inc. is forecasting $50 million in revenues and $13 million in net income with an anticipated sales volume of 110 million day old breeders. The Company expects to meet its make good provision of $41 million in revenues and $12.3 million in net income. However, actual results may differ.

“Although China is experiencing an economic slow-down due to the ongoing global financial crisis, we believe our Company is well positioned to ride out the economic storm due to our strong operational capabilities and customer relationships. In fact, the recent slowing economy in China has actually forced some of our smaller, more inefficient competitors to leave the industry, lowering supply despite strong demand,” stated Mr. Gao. “As a result, the average per bird sales price has actually increased roughly 20% in the first quarter of 2009. As the Chinese economy is experiencing a mild slow down as opposed to a recession, we do not expect to see a meaningful decline in demand for broiler meat,” he added.

At the end of 2008, Yuhe’ sales accounted for approximately 3% of the national day old broiler market in China. As the poultry sector is less likely to be affected by the modest economic growth in China, management intends to identify opportunities to expand it is customer base by moving into the Northern and Central China within the next two years.

Upcoming Events

Yuhe International, Inc. will present at the upcoming China Rising Investment Conference to be held on May 18, 2009 at the Yale Club in New York. During the conference, Yuhe’s management will be available for one-on-one meetings.

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern time on Tuesday, March 31, 2009 to discuss its fourth quarter and full year 2008 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-888-419-5570. International callers should dial +1-617-896-9871. When prompted by the operator, mention conference pass code 376 226 96. If you are unable to participate in the call at this time, a replay will be available for fourteen days after the call is held. To access the replay, please dial 1-888-286-8010 or +1-617-801-6888 from outside the US and enter pass code 504 725 75.

About Yuhe International, Inc.

Founded in 1996, Yuhe is the second largest day-old broiler breeder in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. With headquarters in Weifang, Shandong Province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. which largely supplies the Company’s internal demand for chicken feed. Currently, 85% of the Company’s sales are in Shandong province with a customer base of 27 local agents. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- FINANCIAL TABLES FOLLOW -

Table 1	YUHE INTERNATIONAL, INC.
(Formerly known as First Growth Investors Inc.)

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE
INCOME  (Stated in US Dollars)

	3 months ended	3 months ended	Full year ended	Full year ended
	Dec-31-08	Dec-31-07	Dec-31-08	Dec-31-07
Net revenue	18,308,019	-	34,626,282	-
Cost of revenue	9,840,120	-	(21,572,722)	-
Gross profit	8,467,899	-	13,053,560	-
Operating Expenses
Selling	(144,971)	-	(425,460)	-
General and administrative	(1,038,413)	(2,340)	(2,538,590)	(2,340)
Total operating expenses	(2,044,380)	(2,340)	(2,964,050)	(2,340)

Income (loss) from operations	6,423,519	(2,340)	10,089,510	(2,340)

Non-operating income (expenses)
Bad debts recovery	-	-	813,000	-
Interest income	-	-	249,738	-
Other expenses	-	(198)	(21,704)	(198)
Gain on disposal of fixed assets	-	-	84,663	-
Investment income	-	-	12,251	-
Interest expense	-	70	(702,573)	70
Total other income (expenses)	631,333	(128)	435,375	(128)

Net income (loss) before income taxes	-	2,212	10,524,885	2,212
Income taxes	-	-	-	-

Net income (loss)	7,701,436	2,212	10,524,885	2,212

Other comprehensive income
Foreign currency translation	-	-	1,139,508	-
Comprehensive income	-	2,212	11,664,393	2,212

Earnings per share
Basic	0.54	-	0.74	-
Diluted	0.53	-	0.73	-
Weighted average shares outstanding
Basic	-	8,626,318	14,233,268	8,626,318
Diluted	-	8,626,318	14,476,504	8,626,318

Table 2	YUHE INTERNATIONAL, INC.
(Formerly known as First Growth Investors Inc.)
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$13,412,205	$1,050,168
Accounts receivable	902	-
Inventories	6,644,961	-
Advances to suppliers	4,472,509	-
Total current assets	24,530,577	1,050,168

Plant and equipment, net	27,112,276	-
Deposits paid for acquisition of long term assets	2,280,988	-
Notes receivable, net	74,070	-
Other receivables, net	650	-
Unlisted investments held for sale	299,427	-
Intangible assets, net	2,909,752	-
Due from related companies	3,706,589	1,000,000
Deferred expenses	604,973	-
Total assets	$61,519,302	$2,050,168

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,606,055	$-
Current portion of long term loans	1,356,832	-
Other payable	937,535	-
Payroll and payroll related liabilities	1,397,221	-
Accrued expenses	728,366	70
Advances from customers	673,528	-
Other taxes payable	141,541	-
Loan from director	291,792	-
Other liabilities	143,591	-
Due to related companies	210,633	2,210
Total current liabilities	10,487,094	2,280

Non-current liabilities
Long-term loans	9,410,289	-
Total liabilities	19,897,383	2,280

Stockholders' Equity

Common stock at $.001 par value; authorized 500,000,000 shares authorized, 15,722,178 and 8,626,318 equivalent shares issued and outstanding	15,722	8,626
Additional paid-in capital	29,944,016	2,041,474
Retained earnings (accumulated deficits)	10,522,673	(2,212)
Accumulated other comprehensive income	1,139,508	-
Total stockholders’ equity	41,621,919	2,047,888

Total liabilities and stockholders’ equity	$61,519,302	$2,050,168

Table 3	YUHE INTERNATIONAL, INC.
(Formerly known as First Growth Investors Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Stated in US Dollars)
	Year Ended
	December 31
	2008	2007
Cash flows from operating activities
Net income (loss)	$10,524,885	$(2,212)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock based compensation	401,359	-
Depreciation	1,668,059	-
Amortization	59,209	-
Capitalized interest in construction in progress	437,221	-
Bad debts recovery	(813,000)
Gain on disposal of fixed assets	(84,663)	-
Income from unlisted investment	(6,074)	-
Changes in operating assets and liabilities:
Accounts receivable	(25)	-
Advances to suppliers	(11,781,086)	-
Inventories	(1,652,341)	-
Deferred expenses	(1,000)	-
Accounts payable	(408,001)	-
Other payable	(739,165)	-
Payroll and payroll related liabilities	626,620	-
Accrued expenses	(459,221)	70
Advances from customers	455,983	-
Other taxes payable	9,386	-
Net cash provided by (used in) operating activities	(1,761,854)	(2,142)
Cash flows from investing activities
Deposit paid and acquisition of property, plant and equipment	(5,461,344)	-
Advance to notes receivable	(3,432,603)
Proceeds from disposal of fixed assets	118,216	-
Acquisition of subsidiaries	(10,567,946)	-
Proceeds from notes receivable	4,309,226	-
Proceeds received from related parties receivables	1,106,240	-
Advance to related companies	-	(1,000,000)

Net cash (used in) investing activities	(13,928,211)	(1,000,000)

Cash flows from financing activities
Proceeds from loan payable	1,300,726	-
Repayment of loan payable	(1,099,842)	-
Proceeds from related party payable	260,454	2,210
Repayment of related party payable	(58,629)	-
Capital contribution by shareholder	12,149,750	2,050,000
Proceeds from issuance of common stock	15,359,523	100

Net cash flows provided by financing activities:	27,911,982	2,052,310

Effect of foreign currency translation on cash and cash equivalents	140,120	-

Net increase in cash	12,362,037	1,050,168

Cash- beginning of year	1,050,168	-

Cash- end of year	$13,412,205	$1,050,168

Cash paid during the period for:
Interest paid	$1,199,467	$-
Income taxes paid	$-	$-

Table 4	PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(TWELVE MONTHS)

	For the year
	ended December 31,
	2008	2008	2007
	(As reported)	(Pro forma)	(Pro forma)
Sales revenue	34,626,282	36,117,611	22,075,224
Cost of goods sold	21,572,722	22,910,160	13,502,545
Gross profit (loss)	13,053,560	13,207,451	8,572,679
Selling expenses	425,460	454,457	312,927
General and administrative expenses	2,538,590	2,661,285	1,112,758

Total operating expenses	2,964,050	3,115,742	1,425,685

Operating (loss) income	10,089,510	10,091,709	7,146,994
Total other income (expense)	435,375	574,710	-1,261,934
Income taxes
Net income (loss)	10,524,885	10,666,419	5,885,060

Weighted average shares outstanding

Basic	14,233,268	14,233,268	8,626,318
Diluted	14,476,504	14,476,504	8,626,318

Earnings per share
Basic	0.74	0.75	0.68
Diluted	0.73	0.74	0.68

Table 5	PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(THREE MONTHS)

	For the three months ended December 31,
	2008	2007
	(As Reported)	(Pro forma)
Sales revenue	18,308,019	5,860,073
Cost of goods sold	9,840,120	4,316,674
Gross profit (loss)	8,467,899	1,543,399

Selling expenses	144,971	51,068
General and administrative expenses	1,038,413	146,368

Total operating expenses	2,044,380	197,436

Operating (loss) income	6,423,519	1,345,963
Total other income (expense)	631,333	-473,212
Income taxes
Net income (loss)	7,701,436	872,751

Weighted average shares outstanding
Basic	15,669,690	8,626,318
Diluted	15,933,992	8,626,318

Earnings per share
Basic	0.49	0.10
Diluted	0.48	0.10

The pro forma financial information above was prepared based on the unaudited financial results for the Company’s Weifang and Taihong subsidiaries for the twelve month ended December 31, 2008 and December 31, 2007 and the three month period ended December 31, 2007.

The pro forma financial information has been prepared based upon available information and assumptions that the Company believes are reasonable. However, the pro forma financial information is presented for illustrative and informational purposes only and does not purport to represent the Company’s actual results during the corresponding reporting periods nor is it necessarily indicative of the Company’s future performance.